Exhibit 99.(d).(1)

VIRTUS MANAGED ACCOUNT COMPLETION SHARES (MACS) TRUST

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, effective as of the 9th day of December, 2024 (the “Contract Date”) by and between Virtus Managed Account Completion Shares (MACS) Trust, a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”).

WITNESSETH THAT:

1. The Trust hereby appoints the Adviser to act as investment adviser to the Trust on behalf of each of the portfolio series of the Trust established and designated by the Board of Trustees of the Trust (the “Trustees”) on or before the date hereof, as listed on attached Schedule A (collectively, the “Existing Series”), for the period and on the terms set forth herein. The Adviser accepts such appointment and agrees to render the services described in this Agreement for the compensation herein provided.

2. In the event that the Trustees desire to retain the Adviser to render investment advisory services hereunder with respect to one or more of the additional series (the “Additional Series”), by agreement in writing, the Trust and the Adviser may agree to amend Schedule A to include such Additional Series, whereupon such Additional Series shall become subject to the terms and conditions of this Agreement.

3. The Adviser shall furnish continuously an investment program for the portfolio of each Existing Series and the portfolio of any Additional Series which may become subject to the terms and conditions set forth herein (the Existing Series and the Additional Series sometimes collectively referred to as the “Series”) and shall manage the investment and reinvestment of the assets of the portfolio of each Series, subject at all times to the supervision of the Trustees.

4. With respect to managing the investment and reinvestment of the portfolio of the Series’ assets, the Adviser shall provide, at its own expense:

(a)	Investment research, advice and supervision;

(b)	An investment program for each Series consistent with its investment objectives, policies and procedures;

(c)	Implementation of the investment program for each Series including the purchase and sale of securities;

(d)	Implementation of an investment program designed to manage cash, cash equivalents and short-term investments for a Series with respect to assets designated from time to time to be managed by a subadviser to such Series;

(e)	Advice and assistance on the general operations of the Trust; and

(f)	Regular reports to the Trustees on the implementation of each Series’ investment program.

5. The Adviser shall, for all purposes herein, be deemed to be an independent contractor.

6. The Adviser shall furnish at its own expense, or pay the expenses of the Trust, for the following:

(a)	Office facilities, including office space, furniture and equipment;

(b)	Personnel necessary to perform the functions required to manage the investment and reinvestment of each Series’ assets (including those required for research, statistical and investment work);

(c)	Except as otherwise approved by the Board, personnel are to serve without direct compensation from the Trust as officers or agents of the Trust. The Adviser need not provide personnel to perform, or pay the expenses of the Trust for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, registrar, dividend disbursing agent, auditors and legal counsel;

(d)	Compensation and expenses, if any, of the Trustees who are also affiliated persons of the Adviser or any of its affiliated persons; and

(e)	Any subadviser recommended by the Adviser and appointed to act on behalf of the Trust.

7. All costs and expenses not specifically enumerated herein as payable by the Adviser shall be paid by the Trust. Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Adviser) incurred in the operation of the Trust and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Trustees who are not affiliated persons of the Adviser or any of its affiliated persons, expenses of Trustees’ and shareholders’ meetings including the cost of printing and mailing proxies, expenses of Adviser personnel attending Trustee meetings as required, expenses of insurance premiums for fidelity and other coverage, expenses of repurchase and redemption of shares, expenses of issue and sale of shares (to the extent not borne by its national distributor under its agreement with the Trust), expenses of printing and mailing share certificates representing shares of the Trust, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. The Trust will also pay the fees and bear the expense of registering and maintaining the registration of the Trust and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders. Additionally, if authorized by the Trustees,

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the Trust shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Trust is a party.

8. The Adviser shall adhere to all applicable requirements under laws, regulations, rules and orders of regulatory or judicial bodies and all applicable policies and procedures as adopted from time to time by the Trustees, including but not limited to the following:

(a)	Code of Ethics. The Adviser shall adopt a Code of Ethics designed to prevent “access persons” (as defined therein in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”)) from engaging in fraudulent acts or transactions that are, or have the potential of being viewed as, a conflict of interest, and shall monitor for compliance with its Code of Ethics and report any violations to the Trust’s Compliance Officer.

(b)	Policy with Respect to Portfolio Transactions. The Adviser shall have full trading discretion in selecting broker-dealers for Series transactions on a day to day basis so long as each selection is in conformance with the Trust’s Policy with Respect to Portfolio Transactions. Such discretion shall include use of “soft dollars” for certain broker and research services, also in conformance with the Trust’s Policy with Respect to Portfolio Transactions. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.

(c)	Procedures for the Determination of Liquidity of Assets. It shall be the responsibility of the Adviser to monitor the Series’ assets that are not liquid, making such determinations as to liquidity of a particular asset as may be necessary, in accordance with the Trust’s Procedures for the Determination of Liquidity of Assets. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.

(d)	Policy with Respect to Proxy Voting. In the absence of specific direction to the contrary by the Trustees and in a manner consistent with the Trust’s Policy with Respect to Proxy Voting, the Adviser shall be responsible for voting proxies with respect to portfolio holdings of the Trust. The Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets under management by the Adviser in accordance with such policies and procedures adopted or approved by each Series. Unless the Trust gives the Adviser written instructions to the contrary, the Adviser will, in compliance with the proxy voting procedures of the Series then in effect or approved by the Series, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which the assets of the Series may be invested. The Adviser shall cause the Custodian to forward promptly to the Adviser (or designee) all proxies upon receipt so as to afford the Adviser a reasonable amount of time in which to determine how to vote such proxies. The Adviser agrees

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to provide the Trust with quarterly proxy voting reports in such form as the Trust may request from time to time. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.

(e)	Procedures for the Valuation of Securities. It shall be the responsibility of the Adviser to fully comply with the Trust’s Valuation Procedures. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.

9. The parties hereto agree that the Adviser shall not receive any compensation from the Existing Series for providing the services and assuming the expenses outlined herein. In the event that Additional Series are added to this Agreement, the parties agree to negotiate in good faith regarding compensation applicable to such Additional Series.

10. The services of the Adviser to the Trust are not to be deemed exclusive, the Adviser being free to render services to others and to engage in other activities. Without relieving the Adviser of its duties hereunder and subject to the prior approval of the Trustees and subject further to compliance with applicable provisions of the Investment Company Act, as amended, the Adviser may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Trust, the Adviser and any such agent.

11. The Adviser shall not be liable to the Trust or to any shareholder of the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust or by any shareholder of the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser in the performance of its duties hereunder.

12. It is understood that:

(a)	Trustees, officers, employees, agents and shareholders of the Trust are or may be “interested persons” of the Adviser as directors, officers, shareholders or otherwise;

(b)	Directors, officers, employees, agents and stockholders/members of the Adviser are or may be “interested persons” of the Trust as Trustees, officers, shareholders or otherwise; and

(c)	The existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder.

13. This Agreement shall become effective with respect to the Existing Series as of the date stated above, and with respect to any Additional Series, on the date specified in any amendment to this Agreement reflecting the addition of each Additional Series in accordance with paragraph 2 (the “Amendment Date”). Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years with respect to each Existing Series and until the later of such initial termination or the next succeeding anniversary thereof following the Amendment

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Date with respect to each Additional Series, and shall continue in full force and effect for periods of one year thereafter with respect to each Series so long as (a) such continuance with respect to any such Series is approved at least annually by either the Trustees or by a “vote of the majority of the outstanding voting securities” of such Series and (b) the terms and any continuation of this Agreement with respect to any such Series have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” of any such party cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval.

Any approval of this Agreement by a vote of the holders of a “majority of the outstanding voting securities” of any Series shall be effective to continue this Agreement with respect to such Series notwithstanding (a) that this Agreement has not been approved by a “vote of a majority of the outstanding voting securities” of any other Series of the Trust affected thereby and (b) that this Agreement has not been approved by the holders of a “vote of a majority of the outstanding voting securities” of the Trust, unless either such additional approval shall be required by any other applicable law or otherwise.

14. The Trust may terminate this Agreement with respect to the Trust or to any Series upon 60 days’ written notice to the Adviser at any time, without the payment of any penalty, by vote of the Trustees or, as to any Series, by a “vote of the majority of the outstanding voting securities” of such Series. The Adviser may terminate this Agreement upon 60 days’ written notice to the Trust, without the payment of any penalty. This Agreement shall immediately terminate in the event of its “assignment”.

15. The terms “majority of the outstanding voting securities”, “interested persons” and “assignment”, when used herein, shall have the respective meanings in the Investment Company Act.

16. In the event of termination of this Agreement, or at the request of the Adviser, the Trust will eliminate all reference to “Virtus” from its name, and will not thereafter transact business in a name using the word “Virtus” in any form or combination whatsoever, or otherwise use the word “Virtus” as a part of its name. The Trust will thereafter in all prospectuses, advertising materials, letterheads, and other material designed to be read by investors or prospective investors delete from the name the word “Virtus” or any approximation thereof. If the Adviser chooses to withdraw the Trust’s right to use the word “Virtus,” it agrees to submit the question of continuing this Agreement to a vote of the Trust’s shareholders at the time of such withdrawal.

17. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

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18. This Agreement does not benefit any third-party not expressly named in the Agreement. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

19. Unless the parties hereto mutually consent in writing to the selection of an alternative forum, any suit, action or proceeding brought by or in the right of any shareholder or any person claiming any interest in any shares seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement, any Series or class or any shares, including any claim of any nature against the Trust, any Series or class, the Trustees or officers of the Trust, shall be brought exclusively in a federal or state court located within the State of Delaware (and the appropriate appellate courts therefrom).

20. Subject to the duty of the Adviser and the Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Series and any Additional Series that may be named, and the actions of the Adviser and the Trust in respect thereof.

21. In the case of class action suits involving securities held in the Series’ portfolios, the Adviser (to the extent the Adviser is requested by the Trust to handle class action participation) may include information about the Series for purposes of participating in any settlements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

VIRTUS MANAGED ACCOUNT COMPLETION SHARES (MACS) TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President
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SCHEDULE A

SERIES

Virtus Newfleet ABS MACS
Virtus Newfleet CMBS MACS
Virtus Newfleet Floating Rate MACS
Virtus Newfleet High Yield MACS
Virtus Newfleet RMBS MACS
Virtus Seix High Yield MACS
Virtus Stone Harbor EMD MACS
Virtus Stone Harbor EMD Sovereign MACS
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